Exhibit 10.2
Agreement Regarding the Amended and Restated Executive Officer Change In Control Agreement
This Agreement, dated to be effective as of June 15, 2009, is by and between Sport Supply Group, Inc. (the “Company”) and Terrence M Babilla (the “Executive”).
Whereas: the Company has entered into an Amended and Restated Executive Officer Change In Control Agreement (the “CIC Agreement”) with Executive dated October 1, 2008;
Whereas: Pursuant to the CIC Agreement, the Executive may receive a “Severance Payment” (as defined within the CIC Agreement), whose value is derived in part from a calculation based on the Executive’s salary and the “actual bonus paid to the Executive by the Company or any of its subsidiaries for the most recent fiscal year ended prior to the occurrence of the Change in Control,” (as defined in that CIC Agreement);
Whereas: The Company’s Compensation Committee (the “Compensation Committee”) intends to alter the component parts of the fiscal year 2010 compensation plan for the Executive, including a cash salary and the grant of stock options, but excluding an opportunity for the Executive to earn a cash bonus achieved as a result of meeting or exceeding a predetermined goal;
Whereas: The term “actual bonus paid” in the CIC Agreement does not give guidance on how to ascribe value to a non-cash bonus, such as a bonus/short-term incentive compensation in the form of the grant, exercise, or vesting of any common equity, equity option, or equity-linked derivative;
Whereas: Both the Compensation Committee and the Executive mutually recognize that replacing the cash bonus in fiscal 2010 with an equity grant will make it difficult to value the bonus portion of the Severance Payment to the Executive in the event of a Change in Control during the Company’s 2011 fiscal year ending June 30, 2011;
Therefore, in association with the changes in the compensation plan for the Executive for the Company’s 2010 fiscal year, the undersigned do hereby agree that:
During the Company’s 2010 fiscal year, the value to be used for the “actual bonus paid” in determining the Severance Payment associated with the CIC Agreement shall be equal to the amount of cash bonus paid to the Executive pursuant to the terms of the Company’s short-term bonus incentive compensation program for the fiscal year-ending June 30, 2009 or such other amounts paid in cash to the Executive at the Committee’s discretion. During the Company’s 2011 fiscal year, the value to be used for the “actual bonus paid” in determining the Severance Payment associated with the CIC Agreement shall be US$131,250.00.
Signed:

Sport Supply Group, Inc.:	By:	/s/ William M. Lockhart
William M. Lockhart
Chairman, Compensation Committee of the Board

Executive:	By:	/s/ Terrence M. Babilla
Terrence M. Babilla
President, Chief Operating Officer, General Counsel